Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Suntech Power Holdings Co., Ltd. dated April 11, 2006, appearing in the Annual Report on Form 20-F of Suntech Power Holdings Co., Ltd. for the year ended December 31, 2005.
/s/ Deloitte Touche Tohmatsu CPA Ltd., Shanghai, China
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
September 6, 2006